QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

[LOGO]	NEWS RELEASE
CONTACT: CHARLES J. KESZLER (972) 770-6495 Fax: (972) 770-6411

LONE STAR TECHNOLOGIES, INC. PROVIDES GUIDANCE ON
SECOND QUARTER 2003 EARNINGS EXPECTATIONS

Dallas, TX, July 8, 2003...Lone Star Technologies, Inc. (NYSE: LSS; "Lone Star") today announced that it expects a net loss in the range of $8.5 million to $10.0 million, or $.30 to $.35 per diluted share, for the second quarter of 2003. Higher steel costs, which have risen by approximately 9% from the first quarter of 2003, combined with weaker-than-expected sales of oilfield tubular products for deep well drilling, resulted in lower gross margins during the second quarter.

Further details regarding Lone Star's second quarter operations will be provided when the company reports its second quarter results on July 15, 2003.

Lone Star Technologies, Inc. is a holding company whose principal operating subsidiaries manufacture and market oilfield casing, tubing, couplings and line pipe, specialty tubing products including finned tubes used in a variety of heat recovery applications, and flat rolled steel and other tubular products and services.

This release contains forward-looking statements based on assumptions that are subject to a wide range of business risks. There is no assurance that the estimates and expectations in this release will be realized. Important factors that could cause actual results to differ materially from the forward-looking statements are described in the periodic filings of Lone Star Technologies, Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Lone Star Technologies, Inc. does not undertake any obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

QuickLinks

  Exhibit 99.1
LONE STAR TECHNOLOGIES, INC. PROVIDES GUIDANCE ON SECOND QUARTER 2003 EARNINGS EXPECTATIONS